                                                               Exhibit (4)(a)(i)

                   Group Flexible Premium Deferred Annuity Contract




     In consideration of the application, the enrollment forms of participants hereunder ("Participants"), and the payment of Purchase Payments for the benefit of Participants, we have issued this Group Flexible Premium Deferred Annuity Contract ("Contract") to the Contract Owner identified on the Contract Specifications page, effective as of the Contract Effective Date and subject to all of the terms and conditions set out on the following pages. As you read through this Contract, please note that the words "we", "us", "our", and "Company" refer to Annuity Investors Life Insurance Company. The words "you" and "your" refer to the Contract Owner.



     /s/ Betty Kasprowicz      /s/ James M. Mortenson
     --------------------      --------------------------
     Assistant Secretary       Executive Vice President




                       ANNUITY INVESTORS LIFE INSURANCE COMPANY

                             (A Stock Insurance Company)

                                   Nonparticipating


     ANNUITY BENEFITS AND OTHER VALUES DESCRIBED IN THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. NO MINIMUM CONTRACT VALUE IS GUARANTEED, EXCEPT FOR AMOUNTS IN THE FIXED ACCOUNT.

     CONTRACT SPECIFICATIONS

     CONTRACT OWNER

     CONTRACT NUMBER

     CONTRACT EFFECTIVE DATE
     --------------------------------------------------------------------

     SEPARATE ACCOUNT: Annuity Investors Variable Account A
     ----------------
     Following is a list of the Funds in which the currently available Sub-Accounts invest:

     [Janus Aspen Series Aggressive Growth Portfolio]
     [Janus Aspen Series Worldwide Growth Portfolio]
     [Janus Aspen Series Balanced Portfolio]
     [Janus Aspen Series Short-term Bond Portfolio]

     [Dreyfus Variable Investment Fund's Capital Appreciation Portfolio] [Dreyfus Socially Responsible Growth Fund]
     [Dreyfus Stock Index Fund]

     [Merrill Lynch Variable Series Basic Value Focus Fund] [Merrill Lynch Variable Series Global Strategy Focus Fund] [Merrill Lynch Variable Series High Current Income Fund] [Merrill Lynch Variable Series Domestic Money Market Fund]

     FIXED ACCOUNT:
     -------------
     Following is a list of the currently available Fixed Account options, with guarantee periods as may be applicable:

     Fixed Accumulation Account Option
     [Fixed Account Option One-Year Guarantee Period]
     [Fixed Account Option Three-Year Guarantee Period]
     [Fixed Account Option Five-Year Guarantee Period]

     Minimum guaranteed interest rate credited to the Fixed Account: Three percent (3 %) effective annual rate.

     TRANSFER FEE:  [$25] per transfer in excess of 12 in any Certificate Year.
     ------------

     CONTINGENT DEFERRED SALES CHARGE: An amount deducted on each partial or full surrender of a Purchase Payment, as follows:

         Number of full years elapsed
                   between
           the date of receipt of a        Contingent Deferred Sales Charge as
               Purchase Payment              a percentage of the associated
         and date Written Request for               Purchase Payment
            surrender is received                      surrendered
       -------------------------------    ------------------------------------
                      0                                    7%
                      1                                    6%
                      2                                    5%
                      3                                    4%
                      4                                    3%
                      5                                    2%
                      6                                    1%
                      7+                                   0%



     CERTIFICATE MAINTENANCE FEE:  [$25]
     ---------------------------

     MORTALITY AND EXPENSE RISK CHARGE: A charge equal to an effective annual rate of [1.25 %] of the daily Net Asset Value of the Sub-Accounts.

     ADMINISTRATION CHARGE: A charge equal to an effective annual rate of [0.00%] of the daily Net Asset Value of the Sub-Accounts.

     TERMINATION: We reserve the right to terminate any Participant's interest under this Contract, if at any time the Account Value of his/her Certificate is less than $500 and no Purchase Payment has been received by us for at least two years.

     [We reserve the right to terminate this Contract, if  _____________]


     INQUIRIES:       For information, write to:
     ---------        -------------------------

                      Variable Annuity Services
                      Annuity Investors Life Insurance Company
                      Post Office Box 5423
                      Cincinnati, Ohio 45201-5423

     INDEX                                                                  Page

     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

     GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Entire Contract . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Participant Cerificate  . . . . . . . . . . . . . . . . . . . . . .   8
         Changes -- Waivers  . . . . . . . . . . . . . . . . . . . . . . . .   8
         Nonparticipating  . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Misstatement  . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Settlement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Facility of Payment . . . . . . . . . . . . . . . . . . . . . . . .   8
         Required Proof  . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Reqired Reports . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Incontestability  . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Discharge of Liability  . . . . . . . . . . . . . . . . . . . . . .   9
         Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

     PURCHASE PAYMENT(S) . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Allocation of Purchase Payment(s) . . . . . . . . . . . . . . . . .   9
         No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

     FIXED ACCOUNT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Fixed Account . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Fixed Account Value . . . . . . . . . . . . . . . . . . . . . . . .  10

     SEPARATE ACCOUNT  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         General Description . . . . . . . . . . . . . . . . . . . . . . . .  11
         Sub-Accounts of the Separate Account  . . . . . . . . . . . . . . .  11
         Valuation of Assets . . . . . . . . . . . . . . . . . . . . . . . .  11
         Variable Account Value  . . . . . . . . . . . . . . . . . . . . . .  11
         Accumulation Unit Value . . . . . . . . . . . . . . . . . . . . . .  12

     TRANSFERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

     FEES AND CHARGES  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Mortality and Expense Risk Charge . . . . . . . . . . . . . . . . .  13
         Administration Charge . . . . . . . . . . . . . . . . . . . . . . .  13
         Certificate Maintenance Fee . . . . . . . . . . . . . . . . . . . .  13

     SURRENDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Surrender Value . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Suspension or Delay in Payment of Surrender . . . . . . . . . . . .  14

     OWNER AND BENEFICIARY PROVISIONS  . . . . . . . . . . . . . . . . . . .  14
         Ownership of Separate Account . . . . . . . . . . . . . . . . . . .  14
         Ownership of Group Contract and Particpant Account  . . . . . . . .  14
         Transfer and Assignment   . . . . . . . . . . . . . . . . . . . . .  14
         Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

     DEATH BENEFIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         Death of Participant  . . . . . . . . . . . . . . . . . . . . . . .  15
         Death Benefit . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

     SETTLEMENT OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Annuity Commencement Date . . . . . . . . . . . . . . . . . . . . .  16
         Election of Settlement Option . . . . . . . . . . . . . . . . . . .  16
         Annuity Benefit . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Fixed Dollar Annuity Benefit  . . . . . . . . . . . . . . . . . . .  16
         Variable Dollar Annuity Benefit . . . . . . . . . . . . . . . . . .  16
         Settlement Options  . . . . . . . . . . . . . . . . . . . . . . . .  17
         Minimum Amounts . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Settlement Option Tables  . . . . . . . . . . . . . . . . . . . . .  18

     DEFINITIONS

     Account(s):  The Sub-Account(s) and/or the Fixed Account options.

     Account Value: The aggregate value of a Participant's interest in the Sub-Account(s) and the Fixed Account options as of the end of any Valuation Period. The value of a Participant's interest in all Sub-Accounts is his or her "Variable Account Value," and the value of a Participant's interest in all Fixed Account options is his or her "Fixed Account Value."

     Accumulation Period: The period prior to the Annuity Commencement Date of a Participant, during which he or she is eligible for benefits under this Contract.

     Accumulation Unit: A unit of measurement used to calculate the values of the Sub-Account(s) prior to the Annuity Commencement Date.

     Administrative Office: The home office of the Company or any other office which we may designate for administration.

     Age:  Age as of most recent birthday.

     Annuitant: For each participation interest under this Contract, the Annuitant is the Participant, and is the person on whose life Annuity Benefit payments are based.

     Annuity Benefit: Periodic payments made by the Company under a Settlement Option, which payments commence on or after the Annuity Commencement Date and continue during the Annuity Payment Period, for the life of a person or for a specific period. A Variable Dollar Annuity Benefit will provide payments that vary in amount. Fixed Dollar Annuity Benefit payments remain constant.

     Annuity Commencement Date: For each Participant, the date on which Annuity Benefits are to begin.

     Annuity Payment Period: The period commencing with the Annuity Commencement Date, during which Annuity Benefits are payable under this Contract with respect to a Participant's participation interest, as evidenced by his/her Certificate.

     Annuity Unit: A unit of measurement used to determine the dollar value of any Variable Dollar Annuity Benefit payments after the first Annuity Benefit payment is made by us.

     Beneficiary: The person or persons entitled to receive a Death Benefit under a Participant's participation interest, if the Participant dies prior to his/her Annuity Commencement Date. The following rules apply to the determination of Beneficiary:

         Primary: Where a Primary Beneficiary is living and has survived the Participant by at least 30 days, such person is a Beneficiary.

         Contingent: Where no Primary Beneficiary is living, a Contingent Beneficiary is the Beneficiary.

     Certificate Anniversary: An annual anniversary of a Participant's Certificate Effective Date.

     Certificate Effective Date: The date shown on a Participant's Certificate Specifications page.

     Certificate Year: For a Participant's Certificate, any period of twelve months commencing on the Certificate Effective Date and on each Certificate Anniversary thereafter.

     Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     Due Proof of Death:  Any of (1) a certified copy of a death certificate;
     (2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or (3) any other proof of death satisfactory to us.

     Fixed Account: An account which is part of the Company's general account and the values of which are not dependent upon the investment performance of the Sub-Account(s).

     Fund: A management investment company or portfolio thereof, registered under the Investment Company Act of 1940, in which a Sub-Account of the Separate Account invests.

     Net Asset Value: The amount computed by an investment company, no less frequently than each Valuation Period, as the price at which its shares or units, as the case may be, are redeemed in accordance with the rules of the Securities and Exchange Commission.

     Participant: A person who participates in the benefits of this Contract pursuant to the enrollment form for such person, and as evidenced by a Certificate.

     Purchase Payment: A contribution after the deduction of premium tax, if any, made to us in consideration for a Participant's participation under this Contract.

     Separate Account: An account, which may be an investment company, which is established and maintained by the Company pursuant to the laws of the State of Ohio.

     Sub-Account: The Separate Account is divided into Sub-Accounts, each of which invests in the shares of a designated Fund.

     Valuation Period: The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Date, and ending at the close of trading on the next succeeding Valuation Date. "Valuation Date" means each day on which the New York Stock Exchange is open for business.

     Written Request: Information provided, or a request made, that is complete and satisfactory to us and in writing, that is sent to us on our form or in a form satisfactory to us, and that is received by us at our Administrative Office. A Written Request is subject to any payment made or any action we take before we acknowledge it. A Participant may be required to return his or her Certificate to us in connection with a Written Request.


     GENERAL PROVISIONS

     Entire Contract
     We have issued this Contract to the Contract Owner identified on the Contract Specifications page. This Contract is a group flexible premium deferred annuity contract. This Contract is restricted by endorsement as required by the Code, and is not valid without the requisite endorsement(s) being attached. This Contract and the endorsement(s) hereto, the application for it, and the enrollment forms of all participants under it, form the entire contract between you and us. Certificates are not contracts and are not a part of this Contract.

     Only statements made in the application for this Contract or in a Participant's enrollment form will be used to void a Participant's participation interest hereunder, or to defend a claim based on it. Such statements are representations and not warranties.

     Participant Certificate
     A Certificate is evidence of a Participant's participation interest under this Contract.

     Changes -- Waivers
     No changes or waivers of the terms of this Contract are valid unless made in writing by our President, Vice President, or Secretary. We reserve the right both to administer and to change the provisions of this Contract to conform to any applicable laws, regulations or rulings issued by a governmental agency.

     In any event, the Company reserves the right to add or delete Sub-Accounts, to substitute shares of a different Fund or different class or series of a Fund for shares held in a Sub-Account, to merge or combine Sub-Accounts, to merge or combine the Separate Account with any other separate account of the Company, to transfer the assets of the Separate Account to another life insurance company by means of a merger or reinsurance, to convert the Separate Account into a managed separate account, and to de-register the Separate Account under the Investment Company Act of 1940. Any such change will be made in accordance with applicable insurance and securities laws and after obtaining any necessary approvals, including those of the Ohio Department of Insurance and the Securities and Exchange Commission.

     Nonparticipating
     This Contract is nonparticipating. It is not eligible to share in the Company's divisible surplus.

     Misstatement
     If the age of an Annuitant is misstated, Annuity Benefit payments shall be adjusted to the amount which would have been payable based on the correct age. If we make any underpayments based on any misstatement, the amount of any underpayment with interest shall be immediately paid in one sum. Any overpayments made, with interest, shall be deducted from the next or succeeding Annuity Benefit payments. The interest rate used will not be less than three percent (3 %) per year.

     Settlement
     Any payment by us will be made from our Administrative Office.

     Facility of Payment
     If any person receiving payments under this Contract is incapable of giving a valid receipt, we may make such payment to whomever has legally assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of that payment.

     Required Proof
     We may require proof of the age of the Annuitant and, if applicable, any joint payee, before any Annuity Benefit involving lifetime payments will be made.

     Required Reports
     We will provide a report for each Certificate, prior to the Annuity Commencement Date, at least once each Certificate Year showing the Account Value and any other information required by law.

     Voting Rights
     To the extent required by law, we will vote all shares of the Funds held in the Separate Account, at regular and special shareholder meetings of the Funds, in accordance with instructions received from you and from owners of other contracts participating in the Separate Account, and/or those received from Participants, Annuitants or beneficiaries hereunder. If there is a change in the law which permits us to vote the shares of the Funds without instructions from you or from the others identified above, then we reserve the right to do so.

     Incontestability
     This Contract, and the participation interest of Participants under it, shall not be contestable by us.

     Discharge of Liability
     Upon payment of any partial or full surrender, Death Benefit, or any Annuity Benefit payments, we shall be discharged from all liability to the extent of each such payment.

     We shall not be bound by any instrument or other action taken by you, nor shall we be responsible for any failure by you to perform your duties, or for the application or disposition by you of any money properly paid to you by us.

     Termination
     Either we or you may terminate this Contract by giving sixty days advance notice in writing. Refer to the Contract Specifications page for information regarding the benefits and charges, if any, in the event of termination of this Contract. If this Contract is terminated, a Participant may continue his or her participation under it on a deferred paid-up basis, subject to all of the terms and conditions of this Contract, unless he or she surrenders his or her participation as a whole. Termination of this Contract will not affect Annuity Benefit payments being made by us.


                                  PURCHASE PAYMENTS


     Allocation of Purchase Payment(s)
     Purchase Payment(s) for a Participant must be received by us at our Administrative Office prior to the Annuity Commencement Date for that Participant. They will then be allocated to the Fixed Account options and/or to the Sub-Accounts according to the instructions in the Participant's enrollment form or subsequent Written Request. Allocations must be made in whole percentages.

     You shall be responsible to collect Purchase Payment(s) by payroll deduction or otherwise and to remit Purchase Payment(s) to us in the proper amount, together with all information necessary to apply such amounts properly under the terms of this Contract and with respect to the participation interests of Participants hereunder.

     No Default
     Except as stated elsewhere in this Contract, neither this Contract nor the participation of a Participant under it shall be in default if additional Purchase Payments are not made.


                                    FIXED ACCOUNT

     Fixed Account
     Purchase Payment(s) allocated to the Fixed Account and any transfers made to the Fixed Account will become part of the general account of the Company.

     Fixed Account Options. The Fixed Account options available as of the Contract Effective Date are listed on the Contract Specifications page. Additional Fixed Account options may be offered by us at any time.

     Interest Credited. We guarantee a minimum rate of interest for the Fixed Account options of three percent (3%) per year. We may, at any time, declare and pay a current interest rate for each of the Fixed Account options that is higher than the guaranteed rate.

     The interest rate initially credited to Purchase Payment(s) allocated to the Fixed Accumulation Account Option will not be changed any sooner than twelve months following the date of receipt. Thereafter, and in any other case, the interest rate credited to amounts allocated to the Fixed Accumulation Account option will not be changed more frequently than once per calendar quarter.

     The interest rate credited to amounts allocated to the Fixed Account options other than the Fixed Accumulation Account Option will not be changed during the duration of the applicable guarantee period.

     Renewal. The following Renewal provisions apply to all Fixed Account options except the Fixed Accumulation Account Option.

     At the end of a guarantee period, and for the thirty days immediately preceding the end of such guarantee period, a Participant may elect a new option to replace the Fixed Account option that is then expiring. The entire amount maturing may be re-allocated to any of the then-current options under the Contract (including the various Sub-Accounts within the Separate Account), except that a Fixed Account option with a guarantee period that would extend past the Participant's Annuity Commencement Date may not be selected. In particular, in the case of renewals occurring within one year of such Annuity Commencement Date, the only Fixed Account option available to the Participant is the Fixed Accumulation Account.

     If a new Fixed Account option is not specified in accordance with the preceding paragraph, the Participant will be deemed to have selected the same Fixed Account option as is expiring, so long as the guarantee period of such option does not extend beyond the Annuity Commencement Date of the Participant. In the event that such a period would extend beyond that date, the Participant will be deemed to have selected the Fixed Account option with the longest available guarantee period that expires prior to that date.

     Any renewal of a Fixed Account option under this provision will be effective on the day after the expiration of the guarantee period that is then expiring.

     Fixed Account Value
     A Participant's Fixed Account Value at any time is equal to:
            (a) Purchase Payment(s) received by us for him or her which are allocated to the Fixed Account; plus

            (b) amounts that relate to his or her participation which are transferred to the Fixed Account; plus
            (c)    interest credited to the Fixed Account; less
            (d) any charges, surrenders, deductions, amounts transferred from the Fixed Account or other adjustments made as described elsewhere in this Contract, which relate to his or her participation.


                                  SEPARATE ACCOUNT


     General Description
     The variable benefits under this Contract are provided through the Separate Account. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

     The income, if any, and any gains or losses, realized or unrealized, on the Separate Account will be credited to or charged against the amounts allocated to such account without regard to other income, gains, or losses of the Company. The amounts allocated to the Separate Account and the accumulations thereon remain the property of the Company, but that portion of the assets of the Separate Account that is equal to the reserves and other contractual liabilities under all policies, annuities, and other contracts identified with the Separate Account, is not chargeable with liabilities arising out of any other business of the Company. The Company is not, and does not hold itself out to be, a trustee in respect of such amounts.

     We have the right to transfer to our general account, in our sole discretion and at any time without prior written notice, any assets of the Separate Account which are in excess of the required reserves and other contractual liabilities.

     Sub-Accounts of the Separate Account
     The assets of the Separate Account are divided into Sub-Accounts. The Sub-Accounts available as of the Contract Effective Date are listed on the Contract Specifications page. Each Sub-Account invests exclusively in shares of an underlying Fund as shown on the Contract Specifications page. Any amounts of income and any gains on the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value.

     Valuation of Assets
     Shares of Funds held by each Sub-Account will be valued at their Net Asset Value at the end of each Valuation Period, as reported by each such Fund.

     Variable Account Value
     Purchase Payment(s) may be allocated among and, as described elsewhere in this Contract, Account Values may be transferred to the various Sub-Accounts within the Separate Account. For each Sub-Account, the Purchase Payment(s) or amounts transferred are converted into Accumulation Units.

     The number of Accumulation Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of the Accumulation Unit for that Sub-Account at the end of the Valuation Period on which the Purchase Payment(s) or transferred amount is received.

     The following events will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account:
         (1)    transfer from a Sub-Account;
         (2)    full or partial surrender of  a Participant's Variable Account
                Value;
         (3)    payment of a Death Benefit;
         (4) application of a Participant's Variable Account Value to a Settlement Option;
         (5)    deduction of a Certificate Maintenance Fee; or
         (6)    deduction of a Transfer Fee.

     Accumulation Units will be canceled as of the end of the Valuation Period during which the Company receives a Written Request regarding the event giving rise to such cancellation, or Due Proof of Death and a Written Request regarding payment of the Death Benefit, or the end of the Valuation Period on which a Certificate Maintenance Fee or Transfer Fee is due, as the case may be.

     A Participant's Variable Account Value at any time is equal to the sum of the number of Accumulation Units for each Sub-Account attributable to his or her participation interest, multiplied by the Accumulation Unit Value for each Sub-Account at the end of the preceding Valuation Period.

     Accumulation Unit Value
     The initial Accumulation Unit Value for each Sub-Account, with the exception of the money market sub-account, was set at $10.00 when the Separate Account was created. The initial Accumulation Unit Value for the money market sub-account was set at $1.00. Thereafter, the Accumulation Unit Value at the end of each Valuation Period is the Accumulation Unit Value at the end of the previous Valuation Period multiplied by the Net Investment Factor, as described below.

     The Net Investment Factor is a factor applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. Each Sub-Account has a Net Investment Factor for each Valuation Period which may be greater or less than one. Therefore, the value of an Accumulation Unit value for each Sub-Account may increase or decrease. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

     (1)    is equal to:
            a. the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the applicable Valuation Period; plus
            b. the per share amount of any dividend or net capital gain distributions made by the Fund held in the Sub-Account, if the

                "ex-dividend" date occurs during the applicable Valuation Period; plus or minus
            c. a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account;

     (2) is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the immediately preceding Valuation Period; and

     (3) is the factor representing the Mortality and Expense Risk Charge and the Administration Charge deducted from the Sub-Account for the number of days in the applicable Valuation Period.


                                      TRANSFERS


     By Written Request prior to his or her Annuity Commencement Date, a Participant may transfer amounts in a Sub-Account to a different Sub-Account and/or one or more of the Fixed Account options. The minimum transfer amount is $500. If the Sub-Account balance is less than $500 at the time of the transfer, the entire amount of the Sub-Account balance must be transferred. A Participant may also transfer amounts from any Fixed Account option to any different Fixed Account option and/or one or more of the Sub-Accounts. If a transfer is being made from a Fixed Account option pursuant to the Renewal provision of the "FIXED ACCOUNT" section above, then the entire amount of that Fixed Account may be transferred to any one or more of the Sub-Accounts. In any other case, transfers from any Fixed Account option are subject to a cumulative limit for each Participant during each Certificate Year of 20% of his or her account value for that option as of the most recent Certificate Anniversary. In any event, i) Fixed Account transfers are not permitted for a Participant during his or her first Certificate Year, and ii) if the account value for the Fixed Account option being transferred by the Participant is less than $500 at the time of the transfer, then the entire balance must be transferred. Amounts previously transferred from Fixed Account options to the Sub-Accounts may not be transferred back to the Fixed Account options for a period of six months from the date of transfer.

     The number of transfers per year permitted for each Participant, over which we will charge a Transfer Fee on each additional transfer, and the amount of the Transfer Fee, are shown on the Contract Specifications page. We reserve the right, in our sole discretion and at any time without prior notice, to terminate, suspend or modify the transfer privileges described above.

                                   FEES AND CHARGES


     Mortality and Expense Risk Charge
     The Mortality and Expense Risk Charge is shown on the Contract Specifications page and is deducted daily from each Sub-Account. This deduction is made to compensate the Company for assuming the mortality and expense risks under this Contract.

     Administration Charge
     The Administration Charge is shown on the Contract Specifications page and is deducted daily from each Sub-Account. This deduction is made to reimburse the Company for expenses incurred in the administration of this Contract, the participation interests of Participants, and the Separate Account.

     Certificate Maintenance Fee
     The Certificate Maintenance Fee is shown on the Contract Specifications page and is deducted for each Participant on the Certificate Anniversary prior to the Annuity Commencement Date. In addition, the full annual Certificate Maintenance Fee will be charged at the time of a Participant's full surrender. The Certificate Maintenance Fee will be allocated to the Sub-Accounts in the same proportion as the Sub-Account Values on such Valuation Period. The Certificate Maintenance Fee does not apply to the Fixed Account. The Certificate Maintenance Fee may be waived in whole or in part in our sole discretion.

     After his or her Annuity Commencement Date, if a Variable Dollar Annuity Benefit is elected by a Participant, the Certificate Maintenance Fee will be deducted pro-rata on a monthly basis and will result in a reduction of the monthly annuity payments.


                                     SURRENDERS


     Surrender Value
     A surrender in full may be made for a Participant's Surrender Value, or partial surrenders may be made, by Written Request at any time prior to the Participant's Annuity Commencement Date. The amount of a surrender will be based on the Participant's Surrender Value at the end of the Valuation Period in which the Written Request is received. The Surrender Value of a Participant's participation interest at any time is equal to his or her Account Value as of that Valuation Period less any applicable Contingent Deferred Sales Charge, less any outstanding loans and less any applicable premium tax not previously deducted. On full surrender, an annual Certificate Maintenance Fee also will be deducted as part of the calculation of the Surrender Value.

     A full or partial surrender of a Participant's participation interest may be subject to a Contingent Deferred Sales Charge as set forth on the Certificate Specifications page, except that such charge will not apply to: (1) any portion of his or her Account Value in excess of the total accumulated Purchase Payment(s); (2) any portion of his or her Account Value attributable to Purchase Payment(s) that are no longer subject to the charge; or (3) payment of a Death Benefit upon his or her death. The Contingent Deferred Sales Charge is calculated separately for each Purchase Payment. Surrenders will be deemed to be withdrawn first from the portion of the Account Value in excess of total Purchase Payment(s) and then from Purchase Payment(s). For this purpose, Purchase Payment(s) are deemed to be withdrawn on a "first-in, first-out" (FIFO) basis. Surrenders will result in the cancellation of Accumulation Units from each applicable Sub-Account(s) and/or a reduction of the Participant's Fixed Account Value. In the case of a full surrender, a Participant's participation interest under this Contract will be canceled. The Contingent Deferred Sales Charge may be waived in whole or in part in our sole discretion.

     Suspension or Delay in Payment of Surrender
     The Company has the right to suspend or delay the date of payment of a partial or full surrender of the Variable Account Value for any period:

         1) when the New York Stock Exchange is closed, or when trading on the New York Stock Exchange is restricted; or
         2) when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which (a) the disposal of securities in the Separate Account is not reasonably practicable; or (b) it is not reasonably practicable to determine fairly the value of the net assets in the Separate Account; or
         3) when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

     The Company further reserves the right to delay payment of a partial or full surrender of the Fixed Account Value for up to six months.


                           OWNER AND BENEFICIARY PROVISIONS


     Ownership of Separate Account
     The Company has absolute ownership of the assets in the Separate Account. However, the Company is not, and does not hold itself out to be, a trustee in respect of any amounts under the Separate Account.

     Ownership of Group Contract and Participant Account
     The Contract Owner must be an employer or the trustee for an employer's retirement plan. The Contract Owner is shown on the Contract Specifications page. This Contract is held by the Contract Owner for the benefit of the Participants and beneficiaries.

     Each participant for whom Purchase Payment(s) are made will participate in this Contract as a Participant. A participant account will be established for each Participant.

     Transfer and Assignment
     Neither you nor a Participant may transfer, sell, assign, pledge, charge, encumber or in any way alienate an interest under this Contract. To the extent permitted by law, the interests of Participants and all benefits payable under this Contract are not subject to the claims of your or their creditors or to legal process.

     Beneficiary
     A Participant's Beneficiary is named on his or her enrollment form. The Beneficiary may be changed at any time prior to the death of the Participant. We must receive a Written Request to change the Beneficiary. Any such change will relate back to and take effect on the date the Written Request was signed. We will not be liable for any payment we make before such Written Request has been received and acknowledged at our Administrative Office.


                                    DEATH BENEFIT


     Death of Participant
     If a Participant dies before his or her Annuity Commencement Date, a Death Benefit will be paid to his or her Primary Beneficiary, if any Primary Beneficiary is then living. If no Primary Beneficiary is living at the time of the Participant's death, or if the Primary Beneficiary dies within 30 days after the death of the Participant and no Death Benefit has been paid, the Death Benefit will be paid to the person or persons named as the Participant's Contingent Beneficiary. If no Primary or Contingent Beneficiary is living at the time of the Participant's death, the Death Benefit will be paid to the estate of the Participant. No Death Benefit is payable if the Participant dies on or after his or her Annuity Commencement Date. Only one Death Benefit is payable with respect to a Participant's participation interest under this Contract.


     Death Benefit
     The Death Benefit will be determined as of the Death Benefit Valuation Date. The "Death Benefit Valuation Date" is the Valuation Period on which we receive both Due Proof of Death of the Participant and a Written Request regarding payment of the Death Benefit.

     If the Participant dies before attaining Age 75 and before his or her Annuity Commencement Date, the Death Benefit is an amount equal to the greatest of:

         (1) the Participant's Account Value on the Death Benefit Valuation Date, less any applicable premium tax not previously deducted, and less any outstanding loans;

         (2) the total Purchase Payment(s) received by us for him or her, less any applicable premium tax not previously deducted, less any partial surrenders, and less any outstanding loans; or

         (3) the largest Death Benefit amount for the Participant on any Certificate Anniversary prior to death that is both an exact multiple of five and occurs prior to the Death Benefit Valuation Date, less any applicable premium tax not previously deducted, less any partial surrenders after such Death Benefit was determined, and less any outstanding loans.

     If the Participant dies after attaining Age 75 and before his or her Annuity Commencement Date, the Death Benefit is an amount equal to the greatest of:

         (1) the Participant's Account Value on the Death Benefit Valuation Date, less any applicable premium tax not previously deducted, and less any outstanding loans;

         (2) the total Purchase Payment(s) received by us for him or her, less any applicable premium tax not previously deducted, less any partial surrenders, and less any outstanding loans; or

         (3) the largest Death Benefit amount for the Participant on any Certificate Anniversary prior to death that is both an exact multiple of five and occurs prior to the date on which the Participant attained Age 75, less any applicable premium tax not previously deducted, less any partial surrenders after such Death Benefit was determined, and less any outstanding loans.


                                  SETTLEMENT OPTIONS


     Annuity Commencement Date
     The Annuity Commencement Date for a Participant is the date on which we will begin to make payments in accordance with the Settlement Option selected by him or her. This date may be changed by Written Request at least 30 days prior to the then applicable Annuity Commencement Date being replaced. However, in no event may the Annuity Commencement Date be later than the Certificate Anniversary nearest the Participant's 85th birthday, or five years after his or her Certificate Effective Date, whichever is later.

     Election of Settlement Option
     If a Participant is alive on his or her Annuity Commencement Date and unless otherwise directed, the Company will apply the Participant's Account Value, less any premium tax not previously deducted, and less any outstanding loans, according to the Settlement Option elected.

     If no Settlement Option election has been made or is in effect on the Annuity Commencement Date, we will begin payments in accordance with Settlement Option 1 with a fixed period of 120 monthly payments assured.

     Annuity Benefit

     The Annuity Benefit may be calculated and paid: (1) as a Fixed Dollar Annuity Benefit; (2) as a Variable Dollar Annuity Benefit; or (3) as a combination of both.

     If a Fixed Dollar Annuity Benefit only is elected, we will transfer all of the Participant's Account Value to the Company's general account on the Annuity Commencement Date. Similarly, if a Variable Dollar Annuity Benefit only is elected, we will transfer all of the Participant's Account Value to the Sub-Accounts as of the end of the Valuation Period immediately prior to the Annuity Commencement Date; we will allocate the amount transferred among the Sub-Accounts in accordance with a Written Request. No transfers between the Fixed Dollar Annuity Benefit and the Variable Dollar Annuity Benefit will be allowed after the Annuity Commencement Date. However, after the Variable Dollar Annuity Benefit has been paid for at least twelve months, the Annuitant may, no more than once each twelve months thereafter, transfer all or part of the Annuity Units upon which the Variable Dollar Annuity Benefit is based from the Sub-Account(s) then held, to Annuity Units in different Sub-Account(s).

     If a Variable Dollar Annuity Benefit is elected, the amount to be applied under that benefit is the Participant's Variable Account Value as of the end of the Valuation Period immediatley preceding the Annuity Commencement Date. If a Fixed Dollar Annuity Benefit is elected, the amount to be applied under that benefit is the Participant's Fixed Account Value as of the Annuity Commencement Date.

     Fixed Dollar Annuity Benefit
     Fixed Dollar Annuity Benefits are determined by multiplying the Participant's Fixed Account Value (expressed in thousands of dollars and after deduction of any premium taxes not previously deducted) by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the Annuity Benefit elected. The Fixed Dollar Annuity Benefit will remain level for the duration of the Annuity.

     Variable Dollar Annuity Benefit
     The first monthly Variable Dollar Annuity Benefit payment is equal to the Participant's Variable Account Value as of the end of the Valuation Period immediately preceding the Annuity Commencement Date (expressed in thousands of dollars and after deduction of any premium taxes not previously deducted) multiplied by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the Annuity Benefit elected less the pro-rata portion of the Certificate Maintenance Fee. The dollar amount of the first monthly Variable Dollar Annuity Benefit from each Sub-Account is determined in the same manner.

     The dollar amount of the second and subsequent monthly Variable Dollar Annuity Benefit payments is equal to the sum of the number of Annuity Units for each Sub-Account in which amounts are held by the Participant, multiplied by the Annuity Unit Value for that Sub-Account as of the fifth Valuation Date preceding the due date of the payment. A pro-rata portion of the Certificate Maintenance Fee is deducted from the total to arrive at the actual payment.

     The number of Annuity Units in each Sub-Account held by the Participant is determined by dividing the dollar amount of the first monthly Variable Dollar Annuity Benefit payment from each Sub-Account by the Annuity Unit Value for that Sub-Account as of the Participant's Annuity Commencement Date. The number of Annuity Units remains fixed during the Annuity Payment Period, except as a result of any transfers among Sub-Accounts after the Annuity Commencement Date.

     The Annuity Unit Value for each Sub-Account was originally established in the same manner as Accumulation Unit values. Thereafter, the value of an Annuity Unit for a Sub-Account is determined by multiplying the Annuity Unit Value as of the end of the preceding Valuation Period by the Net Investment Factor, determined as set forth above under "Accumulation Unit Value", for the Valuation Period just ended. The product is then multiplied by the assumed daily investment factor (0.99991781), for the number of days in the Valuation Period. The factor is based on the assumed net investment rate of three percent (3%) that is reflected in the Settlement Option Tables.

     The Annuitant receives an amount equal the value of the fixed number of Annuity Units each month. Such value will reflect the investment performance of the Sub-Accounts selected and the amount of each annuity payment will vary accordingly.

     Settlement Options

     Option 1  Life Annuity with Payments for at Least a Fixed Period

         We will make a monthly payment for at least a fixed period. If the Annuitant lives longer than the fixed period, then we will make payments until his or her death. The fixed periods available are shown in the Option 1 Table.

         If at the death of the Annuitant payments have been made for less than the fixed period elected, we will continue to make payments:

              1) to the contingent payee designated on the Settlement Option election form;

              2)   during the remainder of the fixed period.

     Option 2  Life Annuity

         We will make a monthly payment until the Annuitant's death. The Option 2 Table applies to this Option.

     Option 3  Joint and One-half Survivor Annuity

         We will make a monthly payment to the Annuitant until the Annuitant's death; thereafter, and upon receipt by the Company of Due Proof of Death of the Annuitant, one-half of the monthly payment will continue to a designated survivor, if living, until his or her death. The Option 3 Table applies to this Option.

     Option 4  Income for a Fixed Period

         We will make payments for a fixed period. Payment intervals and amounts are shown in the Option 4 Table and are based on a three percent (3 %) guaranteed interest rate.

         If at the death of the Annuitant payments have been made for less than the fixed period elected, we will continue to make payments:

              1) to the contingent payee designated on the Settlement Option election form;

              2)   during the remainder of the fixed period.

     Option 5  Any Other Form

         We will make payments in any other form of annuity which is acceptable to us.

     Minimum Amounts
     If a Participant's Account Value is less than $5,000 on his or her Annuity Commencement Date, we reserve the right to pay that amount in one lump sum. If monthly payments under a Settlement Option would be less than $100, we may make payments quarterly, semi-annually, or annually in our sole discretion.

     All elected Settlement Options must comply with current applicable laws, regulations and rulings issued by any governmental agency. If at the time a Fixed Dollar Annuity Benefit is elected, we have available options or rates on a more favorable basis than those guaranteed, the higher benefits shall be applied and guaranteed for as long as that election remains in force.

     To the extent applicable, all factors, values, benefits and reserves will not be less than those required by the law of the state in which this Contract is delivered.

     Settlement Option Tables
     The Settlement Option Tables show the guaranteed dollar amount, based on unisex rates, of the monthly payments under various Settlement options for each $1,000 applied.


            OPTION 1 TABLES - LIFE ANNUITY
         With Payments For At Least A Fixed Period
         -----------------------------------------
                60      120       180          240
              Months  Months     Months      Months
              ------  ------     ------      ------

       Age
       ---
        55    $4.55   $4.51      $4.44       $4.33
        56     4.65    4.61       4.52        4.39
        57     4.76    4.71       4.61        4.46
        58     4.87    4.81       4.70        4.53
        59     4.99    4.92       4.79        4.60
        60     5.12    5.04       4.89        4.67
        61     5.25    5.16       4.99        4.74
        62     5.40    5.29       5.09        4.81
        63     5.55    5.42       5.19        4.87
        64     5.72    5.56       5.30        4.94
        65     5.89    5.71       5.40        5.00
        66     6.08    5.86       5.51        5.06
        67     6.27    6.02       5.62        5.11
        68     6.48    6.19       5.72        5.17
        69     6.71    6.36       5.83        5.22
        70     6.95    6.54       5.93        5.26
        71     7.20    6.72       6.03        5.30
        72     7.46    6.90       6.12        5.34
        73     7.75    7.08       6.21        5.37
        74     8.04    7.27       6.30        5.40



                            OPTION 2 TABLE - LIFE ANNUITY
              -------------------------------------------------------
                60              120             180              240
              Months          Months           Months          Months
              ------          ------           ------          ------
       Age             Age              Age              Age
       ---             ---              ---              ---
       55     $4.65     60    $5.14      65    $5.95     70    $7.08
       56      4.67     61     5.28      66     6.14     71     7.36
       57      4.77     62     5.43      67     6.35     72     7.66
       58      4.89     63     5.59      68     6.58     73     7.98
       59      5.01     64     5.76      69     6.82     74     8.33

                                 OPTION 3 TABLE - JOINT AND ONE-HALF SURVIVOR ANNUITY
                        Monthly payments for each $1,000 of proceeds by ages of persons named*.
         ----------------------------------------------------------------------------------------------------
                                                 Secondary Age
         ----------------------------------------------------------------------------------------------------
       Primary      60       61       62       63       64        65       66       67        68        69        70
         Age
          60      $4.73    $4.75    $4.78    $4.80    $4.83     $4.85    $4.87    $4.89     $4.92     $4.93     $4.95
          61       4.81     4.84     4.87     4.90     4.92      4.95     4.97     5.00      5.02      5.04      5.06
          62       4.90     4.93     4.96     4.99     5.02      5.05     5.08     5.11      5.13      5.16      5.18
          63       4.99     5.03     5.06     5.09     5.13      5.16     5.19     5.22      5.25      5.28      5.30
          64       5.09     5.12     5.16     5.20     5.23      5.27     5.30     5.34      5.37      5.40      5.43
          65       5.18     5.22     5.26     5.31     5.35      5.38     5.42     5.46      5.49      5.53      5.56
          66       5.28     5.33     5.37     5.42     5.46      5.50     5.54     5.58      5.62      5.66      5.70
          67       5.38     5.43     5.48     5.53     5.58      5.62     5.67     5.72      5.76      5.80      5.84
          68       5.49     5.54     5.59     5.65     5.70      5.75     5.80     5.85      5.90      5.95      5.99
          69       5.60     5.65     5.71     5.77     5.82      5.88     5.93     5.99      6.04      6.10      6.15
          70       5.71     5.77     5.83     5.89     5.95      6.01     6.07     6.13      6.19      6.25      6.31


     *Payments after the death of the Primary Payee will be one-half of the amount shown.


                                                  OPTION 4 TABLE - INCOME FOR A FIXED PERIOD
                                         Payments for fixed number of years for each $1,000 applied.
     -----------------------------------------------------------------------------------------------------------------------
     Terms of         Semi-                  Terms of         Semi-                   Terms of       Semi-
     Payments Annual Annual QuarterlyMonthly Payments Annual  AnnualQuarterly Monthly PaymentsAnnual Annual QuarterlyMonthly
     -------- ------ ------ ---------------- -------- ------  --------------- ------- -------------- ------ ----------------
       Years                                  Years                                    Years
         6    183.42  92.61   46.53   15.56     11   $109.76  $55.42  $27.84   $9.31     16   $82.52 $41.66  $20.93   $7.00
         7    160.20  80.89   40.64   13.59     12    102.45  51.73   25.99     8.69     17    79.04 39.91    20.05    6.71
         8    142.82  72.11   36.23   12.12     13     96.29  48.62   24.43     8.17     18    75.96 38.35    19.27    6.44
         9    129.32  65.29   32.81   10.97     14     91.03  45.96   23.09     7.72     19    73.21 36.96    18.57    6.21
        10    118.55  59.86   30.07   10.06     15     86.48  43.66   21.94     7.34     20    70.75 35.72    17.95    6.00




     Rates for monthly payments for ages or fixed periods not shown in the above tables will be calculated on the same basis as those shown and may be obtained from us. Fixed periods shorter than five years are not available.

               Accumulation Unit Value, 12
               Administration Charge, 13
               Allocation of Purchase Payment(s), 9
               Annuity Benefit, 16
               Annuity Commencement Date, 16
               Beneficiary, 15
               Certificate Maintenance Fee, 13
               Changes -- Waivers, 8
               Death Benefit, 15
               Death of Participant, 15
               Discharge of Liability, 9
               Election of Settlement Option, 16
               Entire Contract, 8
               Facility of Payment, 8
               FEES AND CHARGES, 13
               Fixed Account, 10
               Fixed Account Value, 10
               Fixed Dollar Annuity Benefit, 16
               General Description, 11
               Incontestability, 9
               Minimum Amounts, 18
               Misstatement, 8
               Mortality and Expense Risk Charge, 13
               No Default, 9
               Nonparticipating, 8
               Ownership of Group Contract and Participant Account, 14 Ownership of Separate Account, 14
               Participant Certificate, 8
               Required Proof, 9
               Required Reports, 9
               Settlement, 8
               Settlement Option Tables, 18
               Settlement Options, 17
               Sub-Accounts of the Separate Account, 11
               Surrender Value, 13
               SURRENDERS, 13
               Suspension or Delay in Payment of Surrender, 14
               Termination, 9
               Transfer and Assignment, 14
               Transfers, 12
               Valuation of Assets, 11
               Variable Account Value, 11
               Variable Dollar Annuity Benefit, 16
               Voting Rights, 9